Exhibit 23.10
November 15, 2011
Angeles Realty Corporation II, as
Managing General Partner of Angeles Partners XII, LP
4582 South Ulster Street, Suite 1100
Denver, CO 802372

Re:	Appraisal of Hunters Glen Apartments (Plainsboro, New Jersey) dated as of October 20, 2011 (our “Appraisal”).
Ladies and Gentlemen:
     We hereby consent to the filing with the Securities and Exchange Commission (the “SEC”) of our Appraisal, in its entirety, with Amendment No. 3 to the Registration Statement, File No. 333-175848, on Form S-4 (the “Registration Statement”) filed by AIMCO Properties, L.P. and its affiliates (“Aimco”) and Amendment No. 2 to the Transaction Statement on Schedule 13E-3 filed by Aimco. We also consent to (i) the distribution of copies of our Appraisal, in its entirety, to the limited partners of Angeles Partners XII, LP (“AP XII”) upon their request in connection with the merger of a subsidiary of Aimco with and into AP XII, with AP XII as the surviving entity, as described in the Registration Statement, and (ii) the reference to our firm and the description of our Appraisal in the Registration Statement, including any amendments and/or supplements thereto, that may be filed with the SEC. We further acknowledge that our Appraisal, in its entirety, will be generally available to the public through the filings with the SEC.

KTR REAL ESTATE ADVISORS LLC
By:	/s/ Thomas J. Tener
	Name:	Thomas J. Tener
	Title:	Managing Member